News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp to Add to Loan Loss Provision, Incur Other Charges in Third Quarter

VINELAND, NJ, October 9, 2009 – Sun Bancorp, Inc. (Nasdaq-SNBC), the parent company of Sun National Bank, reported today that the Company expects to record a third quarter provision for loan losses of approximately $16.2 million, increasing the allowance for loan losses to approximately 1.70% of outstanding loans at September 30, 2009, from 1.62% at June 30, 2009. Net charge-offs of $14.5 million are expected to be recorded during the third quarter of 2009 compared to $2.0 million incurred during the second quarter of 2009. Non-performing assets are expected to be approximately $94 million, or 2.65% of total assets, as of September 30, 2009, as compared to $74.1 million, or 2.08% of total assets, as of June 30, 2009.

Furthermore, third quarter results are expected to include a write-down of $800,000 on the value of a commercial warehouse that is currently the largest property held as Real Estate Owned. In addition, the Company also said it expects to recognize an impairment charge during the quarter of approximately $1.9 million due to further deterioration of underlying collateral on a pooled trust preferred security. This security, which had an original cost basis of $7.0 million, had been previously written down $5.1 million in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification on the recognition and presentation of other-than-temporary impairments. The Company plans to announce third quarter results on October 27, 2009.

“We are moving toward 2010 with the expectation that Sun’s underlying operating performance will continue the positive trends we have reported over the past few quarters,” said Thomas X. Geisel, president and chief executive officer. “With this in mind, during the third quarter and over the near term, we continue to manage aggressively and realistically our loan portfolio to lower risk and better position the Company for 2010.”

Sun Bancorp, Inc. is a $3.5 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.